EXHIBIT 99.1

NEWS RELEASE
One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com
CR-07-12
THE GEO GROUP, INC. PRICES OFFERING
OF 4.75 MILLION SHARES OF COMMON STOCK
Boca Raton, Fla. — March 20, 2007 — The GEO Group, Inc. (NYSE: GEO) (“GEO”) announced today that it priced its previously-announced follow-on public offering of 4,750,000 shares of its common stock at $43.99 per share on March 19, 2007, excluding the underwriters’ over-allotment option to purchase an additional 712,500 shares during the 30-day period following the offering. GEO estimates that the gross proceeds resulting from the offering will be approximately $209.0 million. The closing of the offering is scheduled for March 23, 2007. Following the offering, GEO will have approximately 24.5 million shares outstanding.
GEO expects to use the aggregate net proceeds from the offering for the repayment of approximately $200.0 million in debt and for general corporate purposes, which may include working capital, capital expenditures and potential acquisitions of complementary businesses and other assets.
Lehman Brothers Inc. and Banc of America Securities LLC are acting as joint book-runners for the offering.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the final prospectus supplement can be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717, Email: jennifer_maldonado@adp.com or Fax: (631) 254-7268, or Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001, or from The GEO Group, Inc., One Park Place, Suite 700, 621 Northwest 53rd Street, Boca Raton, Florida, 33487.
About The GEO Group, Inc.
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, Canada, and the United Kingdom. GEO’s worldwide operations include 64 correctional and residential treatment facilities with a total design capacity of approximately 55,000 beds.
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NEWS RELEASE
Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are ‘‘forward-looking statements’’ as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to GEO’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see ‘‘Risk Factors’’ as described in GEO’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2007, and the Prospectus Supplement filed with the Securities and Exchange Commission on March 13, 2007. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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